PRESS RELEASE
CONTACT: Todd Pozefsky
(203) 458-5807

MediaAlpha To Sell Significant Minority Stake To Insignia Capital

HAMILTON, Bermuda, February 4, 2019 /PRNewswire/ -- White Mountains Insurance Group, Ltd. (NYSE: WTM) announced today that MediaAlpha has signed a definitive agreement to sell a significant minority stake to Insignia Capital Group in connection with a recapitalization transaction. The transaction values MediaAlpha at approximately $350 million.

White Mountains will remain a significant equityholder in MediaAlpha going forward with a 42% ownership interest on a fully-diluted basis. MediaAlpha’s founding managers will continue to lead the business, and each will remain a significant equityholder.

White Mountains expects to receive net cash proceeds of approximately $85 million from the transaction. The transaction will result in a gain of approximately $55 to White Mountains's book value per share and its adjusted book value per share.

“This transaction is an important milestone for MediaAlpha. It recognizes the significant value that the MediaAlpha team have created to date, and it sets the stage for further value creation going forward,” said Manning Rountree, Chief Executive Officer of White Mountains. “We are excited to welcome Insignia Capital as our new institutional investment partner. The Insignia team has a proven track record of investing in high-growth marketing technology businesses, and their strategic and operational guidance will be highly valuable.”

The transaction is expected to close within 60 days. It is subject to the satisfaction of customary closing conditions and MediaAlpha securing new third-party debt financing of approximately $100 million, the proceeds from which will be used to effect a dividend recapitalization.

Petsky Prunier Securities LLC acted as exclusive financial advisor to MediaAlpha. Cravath Swaine & Moore LLP acted as legal advisor to selling equityholders and MediaAlpha. Kirkland & Ellis LLP provided legal counsel to Insignia.

About MediaAlpha

MediaAlpha is a marketing technology company. It operates transparent and efficient exchange platforms that facilitate real-time transactions between advertisers and publishers of performance media (i.e., clicks, calls and leads). MediaAlpha has developed distinctive platform solutions for a range of insurance verticals, including auto, motorcycle, home, renter, health and life, and non-insurance verticals, including travel, education, personal finance and home services. MediaAlpha powers over 200 million transactions annually, representing more than $400 million in aggregate media spend. For more information, visit www.mediaalpha.com.

About Insignia Capital Group

Insignia Capital Group is a San Francisco Bay Area private equity firm focused on middle-market companies. Insignia partners with company founders and management teams to help drive growth and achieve true business potential. The firm's principals have significant experience building businesses across a range of industries including consumer, business services and healthcare. For more information please visit www.insigniacap.com.

About White Mountains

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the Company's web site located at www.whitemountains.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included or referenced in this press release which address activities, events or developments which White Mountains expects or anticipates will or may occur in the future are forward-looking statements.  The words "will," "believe," "intend," "expect," "anticipate," "project," "estimate," "predict" and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains:

•	change in adjusted book value per share or return on equity;

•	business strategy;

•	financial and operating targets or plans;

•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts; and

•	the future consummation of any transaction and the timing thereof, including any recapitalization, distribution, repurchase or financing.
These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to its expectations and predictions is subject to risks and uncertainties that could cause actual results to differ materially from expectations, including:

•
the risks that are described from time to time in White Mountains's filings with the Securities and Exchange Commission, including but not limited to White Mountains's Annual Report on Form 10-K for the fiscal year ended December 31, 2017 filed February 28, 2018;

•	the continued availability of capital and financing;

•	general economic, market or business conditions;

•	competitive forces, including the conduct of other insurers;

•	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•	an economic downturn or other economic conditions adversely affecting its financial position; and

•	other factors, most of which are beyond White Mountains's control.
Consequently, all of the forward-looking statements made in this press release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations.  White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.